Exhibit 10.1

September 23, 2012

Ken Goldman

Dear Ken:

On behalf of Yahoo! Inc. (“Yahoo!” or the “Company”), I am pleased to offer you the position of Chief Financial Officer, reporting to Marissa Mayer, working in Sunnyvale. Your appointment is subject to approval by the Company’s Board of Directors and your compensation package as outlined herein is subject to approval of the Compensation and Leadership Development Committee of the Board of Directors (“Compensation Committee”). For purposes of this letter, your first day of work at Yahoo! will be considered your “Employment Start Date.”

Base Salary. Your starting annual base salary will be $50,000 per month ($600,000 annually), less applicable taxes, deductions and withholdings, paid semi-monthly and subject to annual review. Yahoo!’s regularly scheduled pay days are currently on the 10th and 25th of every month.

Executive Incentive Plan. If your Employment Start Date is on or before October 1, 2012 (or if October 1 is on a weekend or holiday, the first business day thereafter), you also will be eligible to participate in the 2012 Executive Incentive Plan (EIP), with a target incentive of 90% of your annual base salary, pro-rated based on the period of time you are employed at Yahoo! in a EIP eligible position during the relevant company fiscal year, less applicable taxes, deductions, and withholdings. Target incentives do not constitute a promise of payment. Your actual EIP payout will depend on Yahoo! financial performance, and it is subject to, and governed by, the terms and requirements of the EIP plan document. Eligibility for participation in the EIP plan is subject to annual review.

In addition, subject to approval by the Compensation Committee, as a senior leader of Yahoo!, you will be eligible for consideration to receive long term performance-based incentive equity awards under the Yahoo! Inc. 1995 Stock Plan.

Restricted Stock Units. Management will recommend that the Compensation Committee grant you an award of Restricted Stock Units (“RSUs”) with a target valuation of $6,000,000. The RSUs will be granted on the first regularly scheduled grant date after your Employment Start Date (“Next Grant Date”). The number of RSUs granted shall be calculated on the Next Grant Date based on the Company’s then-current stock price. The RSUs will vest over a four year period: 1/4 of the RSUs will vest on the 12 month anniversary of the date of grant, and 1/48 of the RSUs will vest monthly thereafter. Except as otherwise provided in this paragraph and as specifically approved by the Compensation Committee, the RSUs will be subject to the terms and conditions of Yahoo! Inc.’s 1995 Stock Plan, as amended, and the applicable RSU award agreement, and vesting of the RSUs is contingent on your continued employment with Yahoo! through each vesting date. Following the vesting of the RSUs, you will receive one share of Yahoo! Inc. common stock as payment for each vested RSU (subject to tax withholding).

Performance Stock Options. Management will recommend that the Compensation Committee grant you an award of performance-based options to purchase the Company’s common stock with a target valuation of $6,000,000 (“Stock Options”). The number of Stock Options shall be calculated on the date of grant (currently contemplated to be November 26, 2012) in accordance with the Company’s option valuation practices. The Stock Options shall vest over a three year period: 1/3 of the Stock Options will vest on January 26th of each of 2014, 2015 and 2016 provided that, in each case, you are employed by the Company on the applicable vesting date and provided that you satisfy the performance criteria established by the Compensation Committee. Except as otherwise provided in this paragraph and as specifically approved by the Compensation Committee, the Stock Options will be subject to the terms and conditions of Yahoo! Inc.’s 1995 Stock Plan, as amended, and the applicable notice of stock option grant and stock option agreement.

Make-Whole Restricted Stock Units. To compensate you for the loss of financial incentives available to you in your prior position, management will also recommend that the Compensation Committee grant you a make-whole award of 76,000 Restricted Stock Units (“Make-Whole RSUs”). The Make-Whole RSUs will vest on an equal monthly basis over the first 12 months following the date of grant. Except as otherwise provided in this paragraph and as specifically approved by the Compensation Committee, the Make-Whole RSUs will be subject to the terms and conditions of Yahoo! Inc.’s 1995 Stock Plan, as amended, and the applicable RSU award agreement, and vesting of the Make-Whole RSUs is contingent on your continued employment with Yahoo! through each vesting date. Following the vesting of the Make-Whole RSUs, you will receive one share of Yahoo! Inc. common stock as payment for each vested RSU (subject to tax withholding).

Benefits. A significant part of your total compensation at Yahoo! is derived from the benefits that Yahoo! provides. Yahoo! provides a very competitive benefits package for its eligible full- and part-time employees. Eligible Yahoos may participate in Yahoo!’s health insurance benefits (medical, dental and vision), life insurance, short term and long term disability, the Employee Stock Purchase Plan, 401(k) Plan, and Yahoo!’s Flexible Spending Plan (Healthcare Reimbursement Account and/or Dependent Care Reimbursement Account). Yahoos working less than 40 hours per week may not be eligible for all benefit programs or certain benefits may be provided on a pro-rated basis. Please refer to benefit plan documents for eligibility. Of course, Yahoo! may change its benefits at any time. Prior to New Hire Orientation, you will be provided a website address and logon instructions to access detailed information about Yahoo! benefits programs, including the plan documents.

Paid Time Off. As a regular Yahoo, you will be eligible to accrue up to 20 days of vacation in your first year of employment (up to a maximum as specified in our Vacation Policy). Vacation is accrued based on hours worked, therefore Yahoos who work less than 40 hours per week accrue vacation on a pro-rata basis. In addition, Yahoo! currently provides eligible employees with fourteen (14) paid holidays each year.

Severance. In addition, as a senior leader of Yahoo!, you will be eligible for severance benefits comparable to other executives at your level.

Proprietary Agreement and No Conflict with Prior Agreements. As an employee of Yahoo!, it is likely that you will become knowledgeable about confidential and/or proprietary information related to the operations, products and services of Yahoo! and its clients. Similarly, you may have confidential or proprietary information from prior employers that should not be used or disclosed to anyone at Yahoo!. Therefore, Yahoo! requests that you read, complete, and sign the enclosed Employee Confidentiality and Assignment of Inventions Agreement (“Proprietary Agreement”) and the Proprietary Information Obligations Checklist and return it to Yahoo! prior to your Employment Start Date. In addition, Yahoo! requests that you comply with any existing and/or continuing contractual obligations that you may have with your former employers. By signing this offer letter, you represent that your employment with Yahoo! shall not breach any agreement you have with or obligations you owe to any third party.

Obligations. During your employment, you shall devote your full business efforts and time to Yahoo!. This obligation, however, shall not preclude you from engaging in appropriate civic, charitable or religious activities or from serving on the boards of directors of one or two companies that are not competitors to Yahoo!, as long the activities do not materially interfere or conflict with your responsibilities to or your ability to perform your duties of employment at Yahoo!. Any outside activities must be in compliance with and approved if required by Yahoo!’s Code of Ethics.

Non-competition. In addition to the obligations specified in the Proprietary Agreement, you agree that, during your employment with Yahoo! you will not engage in, or have any direct or indirect interest in any person, firm, corporation or business (whether as an employee, officer, director, agent, security holder, creditor, consultant, partner or otherwise) that is competitive with the business of Yahoo!, including, without limitation, any then-current activities relating to providing Internet navigational products or services and any then-current activities providing search, e-mail, chat, e-commerce, instant messaging, content (e.g., music, video), ISP (e.g., connectivity, bandwidth or storage) or other Internet-based delivery or functionality. Notwithstanding the preceding sentence, you may own not more than 1% of the securities of any company whose securities are publicly traded.

Employment At-Will. Please understand that this letter does not constitute a contract of employment for any specific period of time, but will create an employment at-will relationship that may be terminated at any time by you or Yahoo!, with or without cause and with or without advance notice. The at-will nature of the employment relationship may not be modified or amended except by written agreement signed by Yahoo!’s Chief Executive Officer and you.

Code of Ethics and Yahoo! Policies. Yahoo! is committed to creating a positive work environment and conducting business ethically. As an employee of Yahoo!, you will be expected to abide by the Company’s policies and procedures including, but not limited to, Yahoo!’s human resources policies and Yahoo!’s Code of Ethics.

Entire Agreement. This offer letter and the referenced documents and agreements constitute the entire agreement between you and Yahoo! with respect to the subject matter hereof and supersede any and all prior or contemporaneous oral or written representations, understandings, agreements or communications between you and Yahoo! concerning those subject matters.

Eligibility to Work in the United States. In order for Yahoo! to comply with United States law, we ask that on your Employment Start Date you bring to Yahoo! appropriate documentation to verify your authorization to work in the United States. Yahoo! may not employ anyone who cannot provide documentation showing that they are legally authorized to work in the United States.

Foreign National Export License. Before releasing certain export-controlled technology and software to you during your employment at Yahoo!, Yahoo! may be required to obtain an export license in accordance with United States law. Yahoo! will inform you if an export license is needed. If an export license is required, then this offer of employment and/or your continued employment (if applicable) with Yahoo! is contingent upon receipt of the export license or authorization, and Yahoo! will have no obligation to employ you or provide you with any compensation or benefits until the export license or authorization is secured.

Background Check. Please understand that this offer is contingent upon the successful completion of your background check. You represent that all information provided to Yahoo! or its agents with regartd to your background is true and correct.

Accepting this Offer. We’re really excited to have you on our team and can’t wait to receive your acceptance by 5:00 p.m. (PST) on September 24, 2012. This offer is contingent on you starting employment at Yahoo! on or before October 22nd or a date mutually agreed upon between you and Yahoo!.

To accept this offer, please sign this letter in the space provided below and scan and email the following signed documents to Ron Johnstone at ronj@yahoo-inc.com.

•	Offer Letter

•	Employee Confidentiality and Assignment of Inventions Agreement (NDA)

We can’t wait to start working with you and hope that you’ll find working at Yahoo! one of the most rewarding experiences of your life, both professionally and personally.

Start practicing your yodel!

/s/ Marissa A. Mayer

Marissa A. Mayer

CEO

I accept this offer of employment with Yahoo! Inc. and agree to the terms and conditions outlined in this letter.

/s/ Ken Goldman	9/23/12
Signature	Date

10/22/12
Ken Goldman	Planned Employment Start Date
(Contingent upon completion of a satisfactory background check.)

Enclosure

cc: HR file